Exhibit 10.27

ENGAGEMENT AGREEMENT

This Engagement Agreement (this “Agreement”) is made and entered into as of the 15th day of January, 2004 (the “Effective Date”) by and between Montgomery & Co., LLC (“MONTGOMERY”) and Corus Pharma, Inc., a Delaware corporation (“Client”).

W I T N E S S E T H:

WHEREAS, MONTGOMERY provides, among other services, investment banking services; and

WHEREAS, Client desires to engage MONTGOMERY to provide investment banking services.

NOW, THEREFORE, the parties agree as follows:

1. ENGAGEMENT. Client hereby engages MONTGOMERY to advise and assist Client during the Term (as defined below) in connection with arranging private equity financing (the “Financing”) from selected potential accredited investors (the “Financing Targets”) and advising Client on proposed terms in connection with such Financing on a best-efforts basis on terms satisfactory to Client and in compliance with Section 4(2) of the Securities Act of 1933, as amended (the “Act”), and other federal and state securities laws. During the Term, Client shall not engage any other investment banking firm other than MONTGOMERY to act as a representative of Client in connection with a Financing.

2. DUTIES OF MONTGOMERY. In performing its services hereunder, MONTGOMERY shall: (a) familiarize itself with Client, it being understood that MONTGOMERY shall rely entirely upon information supplied by Client without independent investigation; (b) assist Client in the preparation of an offering memorandum and other materials to be used to describe Client and the Financing (the “Materials”); (c) advise and assist Client in identifying Financing Targets and shall, on behalf of Client, contact such Financing Targets as Client may designate, and furnish them, on behalf of Client, with copies of the Materials; (d) assist Client in making presentations to Financing Targets; and (e) assist Client in structuring a Financing. In performing its duties hereunder, Client and MONTGOMERY each agree that MONTGOMERY shall not be an agent or fiduciary of Client and may not bind or obligate Client in any way. Client further agrees that MONTGOMERY is being engaged hereunder to provide the services described above solely to Client and MONTGOMERY shall have no duty or liability to any other person in connection with this Agreement.

3. TERM OF AGREEMENT; SURVIVAL. The term of this Agreement (the “Term”) shall commence upon receipt by MONTGOMERY of the retainer described in Section 4(a) and shall terminate on the earlier of (a) the sixtieth day after the date on which either party to this Agreement delivers a written notice of termination to the other party and (b) the consummation of a Financing or an IPO (as defined below). The agreements and statements contained in Sections 3, 4, 6, 7, 8, 9, 11, 12 and Annex A to, this Agreement shall remain operative and in full force and shall survive the termination of the Agreement.

4. COMPENSATION. As reasonable compensation for services to be provided by MONTGOMERY hereunder:

(a) Retainer: Client shall pay MONTGOMERY a non-refundable retainer of $50,000.00, payable upon execution of this Agreement. The full retainer will be credited to the Financing Success Fee or IPO Break-up Fee described below.

(b) Financing Success Fee: Subject to the conditions provided below, Client shall pay MONTGOMERY a non-refundable cash fee (the “Financing Fee”) equal to the greater of (a) $750,000 or (b) an amount equal to five percent (5.0%) of the gross proceeds of any Financing, excluding 100% of the gross proceeds of any Financing provided by existing shareholders of Client (“Insider Participation”). In addition, subject to the conditions provided below, Client shall issue to MONTGOMERY a warrant a number of shares of Client’s common stock equal to the greater of (a) $100,000 divided by the per share price of the Client’s preferred stock sold in the Financing (the “Series C Price”) or (b) one percent (1%) of the gross proceeds of any Financing (excluding the gross proceeds attributable to Insider Participation), divided by the Series C Price (the “Warrant”), on the following general terms and conditions: (i) the warrants will have an exercise price of $0.01 per underlying share of common stock; (ii) the warrants will be exerciseable immediately and will have a seven (7) year term, but will terminate immediately upon either a change of control or an IPO, if not exercised immediately prior to such events; and (iii) the warrants will be exerciseable on a “cashless” exercise basis. The Financing Fee shall be payable, and the Warrant shall be issuable, if Client consummates a Financing (a) during the Term or (b) within the twelve month period following the last day of the Term with any Financing Target that had any communication during the Term with MONTGOMERY or Client regarding a Financing; provided, however, that the Financing Fee shall be payable with respect to one Financing only and shall not payable with respect to subsequent Financings by the same investors.

In addition, in the event that (a) the Client completes an initial public offering (“IPO”) during the Term or within six months following the last day of the Term and (b) Client has not previously completed a Financing, MONTGOMERY shall receive a non-refundable fee (the “IPO Break-up Fee”) of $500,000 in cash.

(c) Expense Reimbursement: Within five business days of receipt of invoices from MONTGOMERY, Client shall reimburse MONTGOMERY for all reasonable out-of-pocket expenses incurred by MONTGOMERY in connection with this Agreement, including but not limited to reasonable expenses related to legal fees (not to exceed $10,000), communications, printing, copying, delivery, meals and travel.

The Financing Fee shall be paid by wire transfer to MONTGOMERY’s bank account at the closing of any Financing. In addition, the Warrant shall be issued concurrent with the closing of any Financing. The Financing Fee due and payable to MONTGOMERY shall not be reduced or affected by any fees or other amounts payable by Client to any other representative or agent of Client.

5. COOPERATION. Client shall furnish MONTGOMERY with all financial and other information and data as MONTGOMERY reasonably believes appropriate and necessary in order to fulfill its obligations under this Agreement, and shall provide MONTGOMERY reasonable access to the officers, directors, employees and professional advisors of Client. During the Term, Client agrees to forward the names of Financing Targets to MONTGOMERY that are or become known to Client. Client acknowledges and agrees that MONTGOMERY: (i) shall be entitled to rely without investigation upon all information that is available from public sources and/or supplied to it by Client or any advisor of Client; (ii) shall not be responsible for, and need not verify, the accuracy, completeness or sufficiency of the information described in clause (i) above; and (iii) shall be entitled to assume that all projections made available to MONTGOMERY shall have been prepared in good faith based upon reasonable assumptions. Client agrees to promptly notify MONTGOMERY if it learns of any material inaccuracy or misstatement in, or material omission from, any information previously delivered to MONTGOMERY.

6. CONFIDENTIALITY. Except as required by applicable law or pursuant to an order entered or subpoena issued by a court of competent jurisdiction or government regulator, (a) MONTGOMERY shall keep confidential all material non-public information provided to it by Client, and shall not disclose such information to any third party, other than: (i) such of its employees and advisors as MONTGOMERY determines have a need to know and (ii) Financing Targets that execute a customary confidentiality agreement; and (b) Client shall not disclose any advice provided to Client by MONTGOMERY to any third party other than such of its employees and advisors as Client determines have a need to know.

7. INDEMNIFICATION. Client agrees to the indemnification and other obligations set forth in Annex A attached hereto, which Annex A forms an integral part of this Agreement and is incorporated by reference herein.

8. TOMBSTONES. Client agrees that MONTGOMERY may, at its own expense, place announcements and advertisements in financial and other newspapers and journals and on its Internet website describing MONTGOMERY’s services in connection with this Agreement; provided, however, that Client shall have the right to approve in advance any such announcements and advertisements, which approval will not be unreasonably withheld.

9. CONFLICTS. Client acknowledges that MONTGOMERY and its affiliates may have and may continue to have investment banking and/or other relationships with parties other than Client pursuant to which MONTGOMERY may acquire information of interest to Client. MONTGOMERY shall have no obligation to disclose such information to Client, or to use such information in connection with this Agreement.

10. REPRESENTATIONS. Client represents and warrants that (a) it has the power and authority to execute, deliver and perform this Agreement; (b) this Agreement is a binding obligation of Client, enforceable against Client in accordance with its terms; and (c) the execution, delivery and performance of this Agreement by it shall not violate any rights of, agreements with, or obligations to, any third parties.

11. ARBITRATION. Any controversies, claims or disputes relating to this Agreement shall be resolved by arbitration under the rules of the American Arbitration Association (“AAA”), including the “Optional Procedures for Large, Complex Commercial

Disputes” (the “Rules”), except where the Rules conflict with the provisions of this Section 11, in which event the provisions of this Section 11 shall prevail. Venue of all arbitration shall be Los Angeles County, California. Arbitration shall be held before one arbitrator (a) selected by mutual agreement of the parties reached fifteen (15) days after the AAA has sent confirmation of notice of filing of the demand for arbitration, or, (b) if no mutual agreement can be reached within that time, appointed by the AAA. Such arbitrator shall be an attorney who has practiced law for at least ten (10) years in either general commercial litigation or general corporate and commercial matters. The arbitrator shall not be empowered to award punitive damages, consequential damages or damages in excess of actual damages. Any award of arbitration shall be in United States Dollars, shall be final and legally binding, may be entered into judgment in any court of competent jurisdiction, and may be enforced in any jurisdiction in which the party against whom enforcement is sought maintains assets.

12. MISCELLANEOUS.

(a) Amendments and Waivers. Amendments to, or waivers of, this Agreement must be writing and signed by both parties.

(b) Assignment. This Agreement may not be assigned by either party without the consent of the other party.

(c) Binding Effect; No Third Party Beneficiaries. This Agreement binds and inures to the successors and permitted assigns of each party. This Agreement creates no rights in or benefits for any third parties except the “Indemnified Persons” described in Annex A hereto who are expressly made third party beneficiaries of this Agreement.

(d) Choice of Law. This Agreement shall be construed according to the laws of the State of California without giving effect to any provisions relating to conflict of laws.

(e) Counterparts. This Agreement may be executed in counterparts and by facsimile signature.

(f) Entire Agreement. This Agreement supersedes any other agreements or understandings, oral or written, between the parties respecting the subject matter hereof.

(g) Notices. All notices and other communications hereunder shall be in writing, mailed by registered or certified mail, with return receipt requested, delivered by a nationally recognized overnight courier, telecopied or hand delivered. Notices and other communications shall be effective: (i) if given by mail, 3 days after deposit in the U.S. mails, postage prepaid, addressed to such party at the address set forth below the signature of such party to this Agreement (or such other address as such party may specify in writing to the other party) (each, an “Address”), (ii) if given by courier or by hand delivery, when delivered to the Address of such party or (iii) if given by facsimile, when sent to the facsimile number specified in the Address of such party and when confirmed by telephone.

(h) Severability. If any provision hereof is unenforceable or invalid, it shall be given effect to the maximum extent it may be enforceable or valid, and such unenforceability or invalidity shall not affect the enforceability or validity of any other provision of this Agreement;

provided, however, that this Agreement shall terminate if any provision of Section 4 is held to be illegal unenforceable or invalid.

IN WITNESS WHEREOF, each of Client and MONTGOMERY has caused its authorized signatory to execute and deliver this Agreement as of the date indicated above.

“MONTGOMERY”		“CLIENT”

MONTGOMERY & CO., LLC

BY:	/s/ George G. Montgomery	BY:	/s/ A. Bruce Montgomery
NAME: George G. Montgomery TITLE: Managing Director		NAME: A. Bruce Montgomery TITLE: PRESIDENT AND CEO

Address: Montgomery & Co., LLC 100 Wilshire Boulevard, Suite Santa Monica CA 90401 Attention: George G. Montgomery Phone: (415) 962-4561 Fax: (415) 962-4567		Address: Corus Pharma, Inc. 2025 1st Avenue, Suite 800 Seattle, WA 98121 Attention: A. Bruce Montgomery Phone: (206) 728-5090 Fax: (206) 728-5095

Annex A

This Annex A is a part of and is incorporated into that certain engagement agreement (together, the “Agreement”) by and between Montgomery & Co., LLC (“MONTGOMERY”) and Corus Pharma, Inc. (“Client”). Unless otherwise deemed herein, capitalized terms used in this Annex A and deemed in the letter agreement described above shall have the same meaning when used in this Annex A.

Client shall indemnify and hold harmless MONTGOMERY, any affiliate of MONTGOMERY, and each person, if any, who controls MONTGOMERY or such affiliate within the meaning of Section 15 of the Securities Act of 1933, as amended (the “1933 Act”), or Section 20 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and each member, director, officer, partner, employee, agent, and counsel of MONTGOMERY, of any such affiliate, or of any such controlling person (each, an “Indemnified Person”) in respect of any and all losses, claims, damages, or liabilities, joint or several, to which any such Indemnified Person may become subject under any statute, under common law, or otherwise, and whether or not involving a third party, arising out of, based upon, or in connection with the Agreement or the services or transactions contemplated thereby, including, without limiting the generality of the foregoing, Client’s use, directly or indirectly, of any MONTGOMERY Advice or any part thereof or reference thereto, any act or omission by MONTGOMERY in connection with its acceptance of, or the performance or nonperformance of, MONTGOMERY’s obligations under the Agreement, or any breach by Client of the Agreement, and to reimburse each Indemnified Person as and when incurred for any reasonable legal or any other reasonable expenses incurred by such Indemnified Person in connection with investigating or defending against any such loss, claim, damage, or liability or providing evidence, producing documents, or taking any other action in respect thereto (whether or not MONTGOMERY is itself a defendant in, or target of, the action, proceeding, or investigation in respect of which indemnity or reimbursement may be sought and whether or not such action, proceeding, or investigation involves a third party); provided, however, that Client shall not be liable in any such case to the extent that any such loss, claim, damage, or liability is found in a final judicial determination, not subject to further appeal, to have resulted primarily and directly from the willful misconduct or gross negligence of MONTGOMERY, in which event any reimbursement previously made to MONTGOMERY will be returned to Client. The foregoing indemnity shall be in addition to any liability that Client may otherwise have to the Indemnified Persons. The indemnity and reimbursement of expenses provided for in this Paragraph and the contribution rights provided for below are in addition to, and not subject to the limitations of, the retainer, compensation, and reimbursement of expenses provided for in the Agreement. Client also agrees that no Indemnified Person shall have any obligation (whether direct or indirect, in contract, tort, or otherwise) to Client or any of its directors, officers, employees, agents, counsel, or controlling persons, arising out of, based upon, or in connection with the matters specified in the preceding sentence, except for any such obligation for losses, claims, damages, and liabilities that are found in a final judicial determination, not subject to further appeal, to have resulted primarily and directly from the willful misconduct or gross negligence of such Indemnified Person and except for the contribution rights provided for below.

Promptly after receipt by MONTGOMERY (or any other Indemnified Person) of notice of the commencement of any action, proceeding, or investigation in respect of which indemnity or reimbursement may be sought as provided above, MONTGOMERY (or such Indemnified Person) shall notify Client in writing of the receipt or commencement thereof, but the failure of MONTGOMERY (or such Indemnified Person) to notify Client with respect to a particular action, proceeding or investigation shall not relieve Client from any obligation or liability which it may have pursuant to the Agreement with respect to such action, proceeding or investigation, or which it may have pursuant to the Agreement with respect to any other action, proceeding, or investigation, or which it may have otherwise than pursuant to the Agreement with respect to any action, proceeding, or investigation. Notwithstanding the preceding sentence, in the event the failure of MONTGOMERY (or such Indemnified Person) to notify Client with respect to a particular action, proceeding or investigation results in substantial prejudice to Client, Client’s indemnification and reimbursement obligations shall be reduced to the extent of such prejudice.

Client shall be entitled at its own expense to assume the defense of any such action, proceeding or investigation with counsel reasonably satisfactory to such Indemnified Person. Notwithstanding the preceding sentence, the Indemnified Person shall be entitled to employ counsel separate from counsel for Client and from any other party in such action, proceeding or investigation and to participate in the action, proceeding, or investigation, and Client shall bear the reasonable fees and reasonable expenses of such separate counsel (and shall pay such reasonable fees and reasonable expenses as and when incurred), only if either (i) the Indemnified Person shall have reasonably concluded that representation of the Company and such Indemnified Person by the same counsel or experts would be inappropriate due to actual or potential differing interests between the Company and any such Indemnified Person, (ii) Client shall not have employed counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person within a reasonable time after Client shall have notice of the institution of any such action, proceeding or investigation, or (iii) Client shall authorize, in writing, the Indemnified Person to employ separate counsel at the expense of Client. Counsel for MONTGOMERY and counsel for Client shall cooperate with one another in the defense of any action, proceeding or investigation to the extent consistent with professional responsibilities. Client shall not be liable for the settlement by any Indemnified Person of any action, proceeding or investigation effected without its consent, which consent shall not be unreasonably or untimely withheld. Client shall not, without the prior written consent of MONTGOMERY, settle or compromise any action, proceeding or investigation, or permit a default or consent to the entry of any judgment with respect thereto, unless such settlement, compromise, default or consent includes, as an unconditional term thereof, the giving by the party other than Client thereto of an unconditional general release to all Indemnified Persons from all liability in respect of such action, proceeding, or investigation.

In order to provide for just and equitable contribution, if (a) a claim for indemnification pursuant to the Agreement (subject to the limitations hereof) is made by an Indemnified Person but it is found in a final judicial determination, not subject to further appeal, that such indemnification may not be enforced in such case, even though the express provisions of the Agreement provide for indemnification in such case, or (b) contribution under the 1933 Act, the 1934 Act or otherwise may be sought by Client, MONTGOMERY or another Indemnified Person, then Client on the one hand, and MONTGOMERY and the other Indemnified Persons collectively on the other hand, shall contribute to the losses, claims, damages or liabilities to which they may be subject (which shall, for all purposes of this sentence, include but not be limited to reasonable legal and any other reasonable expenses incurred in connection with investigating or defending against such losses, claims, damages, or liabilities, or providing evidence, producing documents or taking any other action in respect thereto (whether or not the Indemnified Person is itself a defendant in, or target of, such action, proceeding, or investigation and whether or not such action, proceeding, or investigation involves a third party)) in either such case (after contribution from others) in accordance with (i) the relative benefits received by Client on the one hand and MONTGOMERY on the other hand, (ii) the relative fault of Client on the one hand and MONTGOMERY on the other hand in connection with the statement, act or omission which resulted in such losses, claims, damages or liabilities and (iii) relevant equitable considerations; provided, however, that no payment shall be made to Client pursuant to the provisions of this Paragraph if such payment in any way, directly or indirectly, in whole or in part, limits or defeats the rights of any of the Indemnified Persons pursuant to any valid identification provision whether or not contained in the Agreement. For the purpose of determining the extent to which MONTGOMERY and the Indemnified Persons on the one hand, and Client on the other hand, have satisfied the respective obligations to contribute under this Paragraph, amounts paid by MONTGOMERY and the Indemnified Persons shall include amounts paid by any person who actually or allegedly controls or is an affiliate of MONTGOMERY or any Indemnified Person, and amounts paid by Client shall include amounts paid by any person who actually or allegedly controls Client, in each case within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, the Indemnified Persons in the aggregate shall not be obligated to contribute any amount that exceeds the fees then previously received by MONTGOMERY pursuant to the Agreement. The foregoing contribution agreement shall, to the extent permitted by law, supersede the contribution liabilities of any persons having liability under the 1933 Act, the 1934 Act or otherwise. If the law does not permit the full amount of the contribution specified in this Paragraph to be made, then the party seeking contribution and each person who controls such party shall be entitled to contribution hereunder to the fullest extent permitted by law.